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                                                                   EXHIBIT 99.4

                       TENDER FOR ANY AND ALL OUTSTANDING
                   7.500% SENIOR SUBORDINATED NOTES DUE 2014
         THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                IN EXCHANGE FOR
                   7.500% SENIOR SUBORDINATED NOTES DUE 2014
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       OF
                             CARMIKE CINEMAS, INC.


To Registered Holders:

     We are enclosing with this letter the material listed below relating to the offer (the "Exchange Offer") by Carmike Cinemas, Inc., a Delaware corporation (the "Company"), to exchange its 7.500% senior subordinated notes due 2014 (the "New Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 7.500% senior subordinated notes due 2014 (the "Old Notes") that have not been registered under the Securities Act, upon the terms and subject to the conditions set forth in the Prospectus, dated __________, 2004, and the related Letter of Transmittal.

     Enclosed herewith are copies of the following documents:

     1.   Prospectus dated ___________, 2004;

     2.   Letter of Transmittal;

     3.   Notice of Guaranteed Delivery; and

     4. Instructions to Registered Holder and/or DTC Participant from Beneficial Owner.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on ___________, 2004, unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that:

         (i) the holder has full power and authority to tender, exchange, assign and transfer the Old Notes tendered, and the Company will acquire good and unencumbered title to the Old Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale arrangements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the Old Notes are accepted by the Company,

         (ii) the New Notes being acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder of Old Notes;



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         (iii) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is participating in or has an intent to participate in a distribution of the New Notes;

         (iv) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, has an arrangement or understanding with any other person to participate in a distribution of the New Notes; and

         (v) neither the holder of the Old Notes nor any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

     If the holders of Old Notes is a broker-dealer that acquired the Old Notes directly from the Company in the initial offering and not as a result of market-making activities or if any of the foregoing representations and warranties are not true, then such holder of Old Notes is not eligible to participate in the Exchange Offer, cannot rely on the interpretations of the staff of the Securities and Exchange Commission in connection with the Exchange Offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.

     If the holder of Old Notes or any other person acquiring the New Notes pursuant to the Exchange Offer through such holder, whether or not that person is the holder of Old Notes, is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will represent and warrant to the Company pursuant to the Letter of Transmittal that it will deliver a prospectus in connection with any resale of New Notes. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The enclosed Instructions to Registered Holder and/or DTC Participant from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from the undersigned.


                                        Very truly yours,



                                        Wells Fargo Bank, National Association

     NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS WILL CONSTITUTE YOU THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.





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